EXECUTIVE EMPLYMENT AGREEMENT

[Chairman of the Board]
[Chief Executive Officer]

This Executive Employment Agreement, (the "**Agreement**") dated as of ..4.11.04......., 2004 by and between Tissera Inc., a company incorporated under the laws of the state of Washington with its principal office at Galgalei Plada 11, Hertseliya (the "**Company**"), and Mr. Amos Eiran, residing at 63 Shalva St., Hertseliya 46662 Israel (the "**Executive**").

WHEREAS, the Company wishes to appoint Executive as the Chairman of the Board of Directors of the Company and Executive agrees to be appointed by the Company, as the Chairman of the Board of Directors of the Company.

NOW, THEREFORE, in consideration of the mutual undertakings and premises herein contained, the parties hereto hereby agree as follows:

1. The Appointment

The Company employed Executive, and Executive agreed to be employed by the Company, as a Chief Executive Officer of the Company ("**CEO**") and act as the Chairman of the Board of Directors of the Company (the "**Board**") as of the 7th day of September, 2004 (the "**Effective Date**").

In serving as a CEO and the Chairman of the Board, Executive acknowledges and agrees that during the term hereof acting as a member of the Board, Executive shall be bound by all applicable laws and regulations and the Company's Articles of Incorporation, By-laws or other governing instruments or contractual commitments of the Company which govern or control in any way Executive's rights, powers, duties or responsibilities as a Chairman and as a member of the Board.

Executive will exercise care and diligence in exercising Executive's position as a Chairman/member of the Board and as an Executive of the Company. Executive shall not take any action which reasonably would or could result in a conflict with, or prejudice to, the interests of the Company.

2. Scope of Services

Executive shall use Executive's best efforts during the term of Executive's appointment to the extent reasonably expected by his obligations, to the affairs and business of the Company as shall be reasonably necessary in order for him to perform his duties as a CEO and Chairman of the Board, including participation in all Board meetings, and if so required in committees of the Board.

Until the recruitment of replacement, a full-time Chief Executive Officer for the Company, the Executive shall act as a temporary CEO in addition to his position of Chairman of the Board of Executives of the Company.

3. **Compensation**

In consideration of the services provided to the Company by Executive hereunder, the company shall compensate Executive as follows:

3.1 While Executive serves as a member of the Board, the Company shall pay the Executive a fee of Ten Thousand U.S. Dollars (US$10,000) per month, payable monthly and any applicable V.A.T as required by law. Such payment shall be made against a receipt issued to the Company according to the applicable law.

3.2 While Executive serves as a CEO of the Company, the Company shall pay Executive an additional fee of Five Thousand U.S. Dollars (US$5,000) per month, payable monthly and any applicable V.A.T as required by law. Such payment shall be made against a receipt issued to the Company according to the applicable law.

3.3 It is agreed by Executive and the Company that the said fee does not cover all expenses incurred by Executive in the discharge of Executive's duties under this Agreement. Therefore the Company shall reimburse Executive for reasonable travel and other expenses incurred by Executive in connection with the performance of Executive's duties and responsibilities hereunder, provided that such expenses are approved in advance by the Company and supported with customary receipts and expense reports. Furthermore the Company shall pay the Executive the following:

3.3.1 The Company shall provide Executive with a Cellular and shall pay its expenses (including the amount grossing up for the purpose of income tax thereof).

3.3.2 The Company shall provide Executive fast access Internet connection, a computer and a printer, all to be installed at the Executive's residence, and shall pay for any expenses resulting from either the installment and/or usage of these items and services by the Executive (including the amount grossing up for the purpose of income tax thereof).

3.3 Stock Option

Executive shall be granted an option under the terms of the option plan approved by the Board of Directors of the Company to purchase 1,500,000 shares of common stock of the Company of par value of $0.0001 each, at an exercise price per share of US $0.30 (the "**Option**"). Executive's rights to exercise the Option shall vest in 24 equal monthly installments (of 62,500 shares each) during a period of two years commencing on the Effective Date. Any vested portion of the Option, if not previously exercised shall terminate upon the earlier of 3 months after termination of this Agreement or 10 years from the date of vesting.

Termination of this Agreement by reason of "disability" or death of Executive shall not, in any way, impair and/or derogate from the Executive's right to exercise the Option. "Disability" shall mean any physical or mental injury and/or condition, as a result of which the Executive remains incapable of performing the services for a period of twelve (12) consecutive months.

Upon termination of this agreement, the non vested portion of the Option shall terminate and become null and void.

3.4 The Company shall issue Executive insurance policy in accordance with the customary practices of the Company and the terms customary in its industry and bear all costs related thereto.

The Company shall indemnify the Executive for any and all claims, law suits, and/or any other actions possibly taken against the Executive as a result of his performance of

his duties under this Agreement and/or as a result of his position as Chairman of the Company and as temporary CEO of the Company. Notwithstanding, claims, law suits, and/or any other actions possibly taken against the Executive as a result of events specified in sub-section 6.2 (a)-(c) shall not be indemnified.

3.5 All payments to Executive shall be made to A.Y.A.A. Investments (1994) Ltd. a private company limited in shares fully owned and controlled by Executive.

Executive is an employee of the Company for any purpose; however, Executive shall not be entitled to participate in retirement and health plans of the Company. The Executive shall be entitled to 26 days of paid vacation leave annually.

Executive acknowledges that Executive is responsible for payment of all taxes associated with the fees/compensation and Executive stock options granted hereunder, with the exclusion of any VAT payments resulting from Sec. 3.1 and 3.2 of this Agreement, respectively.

4. **Confidential Information**

4.1 In the course of being a member of the Board, Executive may have access to, and become familiar with, "**Confidential Information**" of the Company (as hereinafter defined). Executive shall at all times hereinafter maintain in the strictest confidence all such Confidential Information and shall not divulge any Confidential Information to any person, firm or corporation without the prior written consent of the Company. For purposes hereof, "**Confidential Information**" shall mean all information in any and all medium which is confidential by its nature, including, without limitation, data, technology, know-how, inventions, discoveries, designs, processes, formulations, models, and/or trade and business secrets relating to any line of business in which the Company is involved. Confidential Information shall also include the Company's marketing and business plans relating to current, planned or nascent products.

4.2 Executive shall not use any Confidential Information for, or in connection with, the development, manufacture or use of any product or for any other purpose whatsoever except as and to the extent provided in this Agreement or in any other subsequent agreement between the parties.

4.3 Notwithstanding the foregoing, Confidential Information shall not include any information which Executive can prove to the Company by appropriate documentation is: (i) in, or enters the public domain otherwise than by reason of a breach hereof by Executive; (ii) known by Executive at the time of disclosure thereof by the Company; (iii) independently developed by Executive without recourse to Confidential Information; or (iv) rightfully transmitted or disclosed to Executive by a third party which owes no obligation of confidentiality with respect to such information.

4.4 All Confidential Information made available to, or received by, Executive shall remain the property of the Company, and no license or other rights in or to the Confidential Information is granted hereby. The obligation of Executive not to use any Confidential Information disclosed pursuant to this Agreement except as provided in this Agreement shall remain in effect indefinitely, and the Executive shall be prohibited from disclosing any such Confidential Information during the term of this Agreement and thereafter.

4.5 All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into his possession, and whether classified as Confidential Information or not, shall remain the exclusive property of the Company. Upon termination or expiration of this Agreement, or upon request by the Company, Executive shall promptly turn over to the

Company all such files, records, reports analyses, documents, and other material of any kind concerning the Company which Executive obtained, received or prepared pursuant to this Agreement.

5. **Non-competition**

Executive understands, recognizes and agrees that, during the term of this Agreement and for a period one (1) year from the date of termination of his appointment hereunder, he shall not in any manner, directly or indirectly, enter into or engage in any business competitive with the Company's present business.

6. **Terms and Termination**

6.1 This Agreement has become effective on the Effective Date and shall continue in full force and effect unless previously terminated by either party upon the giving of ninety-day prior written notice to the other party.

6.2 Notwithstanding to the provisions of Section 6.1 hereof, the Company shall have the right to terminate immediately this Agreement pursuant to the terms of the Company's Articles of incorporation, By-laws or other governing instruments, with Cause, by giving Executive notice of termination. For purposes hereof "**Cause**" shall mean the good faith determination by the Company's Board of Executives and/or general assembly that Executive (a) has breached the specific performance duties assigned to Executive in this Agreement which Executive has not diligently commenced to cure and completed the cure of within ten days following specific written notice of the breach; (b) has disclosed Confidential Information of or relating to the Company or (c) has breached his fiduciary duties of loyalty to the Company.

6.3 Termination of this Agreement by the Company for No Cause shall entitle Executive for payment during the notice period and for an additional period of two months thereafter. For the avoidance of doubt, should the Executive be the one terminating the Agreement he would only be entitled for any and all payments as stipulated by Section 3 to this Agreement for a period of ninety-days from the date of said Executive notice of termination.

7. **Miscellaneous**

7.1 Any notice under this Agreement shall be in writing and shall be deemed to have been duly given for all purposes (a) seven (7) days mailing be prepaid registered mail; or (b) upon manual delivery, to the respective addresses or faxes set forth above or to such other address of which notice as aforesaid has actually been received.

7.2 Other than the term and conditions set forth in the Articles of Incorporation, By-laws or other governing instruments of the Company, this Agreement is the entire Agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, written or oral, with respect to such subject matter.

7.3 This Agreement shall not be modified or amended except by a written instrument signed by the parties hereto. No Waiver or failure to act with respect to any breach or default hereunder, subsequent breach or default, whether of similar or different nature.

7.4 This Agreement may not be assigned without the written consent of the other party.

7.5 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Amon Eiran	A. Eiran	**Tissera, Inc.**		
		Signature Date	16/11/04	NOV. 16, 2004
Signature Date		**Printed Name**	MEIR SEGEV	ROBERT G. PICO
16/11/04		**Title**	DIRECTOR	DIRECTOR